EXHIBIT 99


                             AMERICAN STOCK EXCHANGE

                                  NEWS RELEASE


                     COMMUNITY CAPITAL CORPORATION COMMENCES
                                 TRADING ON AMEX
        --Company Issues Secondary Offering in Connection With Listing --


         NEW YORK, February 11, 1997 -- The American Stock Exchange today began trading the common stock of Community Capital Corporation.

     "We are pleased to list on the American Stock Exchange" said William G. Stevens, President and Chief Executive Officer of Community Capital Corporation. "We believe the listing will provide increased liquidity as well as increased visibility for the company's stock."

         Community Capital Corporation, based in Greenwood, South Carolina, is the holding company for Greenwood Bank & Trust and Clemson Bank & Trust and plans to acquire three additional banks in Belton, Newberry and Barnwell, South Carolina. The company's community banking business is characterized by personalized services and emphasizes the banking needs of individuals and small to medium-sized businesses.

         Trading under ticker symbol CYL, the stock opened at $11.50 on 84,800 shares. Cranmer & Cranmer/Raymar Capital, Inc. has been selected as the specialist unit for the new listing. Prior to today's listing, Community Capital's stock had been quoted on the OTC Bulletin Board.

         In connection with it's listing on AMEX, the company issued a secondary offering of 1,465,000 common shares with an over-allotment granted to the underwriters for 219,750 common shares. The secondary offering was underwritten by J.C. Bradford & Co. and Edgar M. Norris & Co., Inc. After completion of the offering, assuming no exercise of the over-allotment option, the company will have 2,690,784 shares outstanding.

         With its listing today, Community Capital Corporation joins a growing list of financial institutions choosing to trade on the AMEX. In 1996, more than twenty percent of new listings were commercial banks and thrift institutions.

         The American Stock Exchange is the nation's second largest stock exchange with a significant presence in both equity and derivative securities.

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